EXHIBIT 4.5

July 12, 2000

Jay Levin
1609 Lave View Avenue
Sylvan Lake, MI 48320

Dear Jay:

This letter serves to amend Section 2 of that certain letter agreement, dated as of April 25, 2000 (the "Agreement") and Section 10 of that certain Stock Option Agreement, dated as of April 25, 2000 (the "Stock Option Agreement"), both between yourself and Oxford Health Plans, Inc. (the "Corporation"), in order to extend the deadline by which the Corporation is obligated to register the shares of common stock underlying your stock options with the Securities and Exchange Commission.

Accordingly, the second sentence of Section 2 of the Agreement is hereby amended to read as follows:

    "The shares of common stock underlying such options shall be separately registered with the Securities and Exchange Commission by and at the expense of the Corporation no later than August 25, 2000."

The first sentence of Section 10 of the Stock Option Agreement is hereby amended to read as follows:

         "The Corporation agrees to cause the Option Shares to be registered under the Securities Act of 1933, as amended (the "Securities Act") no later than August 25, 2000."

If you are in agreement with the amendments provided herein, please sign the bottom of both copies of this letter in the space provided and retain one copy for your records.

Sincerely,

/s/ NILS LOMMERIN
Nils Lommerin, Executive Vice
President Operations and Corporate Services

   /s/ JAY LEVIN                                   7/14/00
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Jay Levin                                            Date


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